Exhibit 99.1
TESORO LOGISTICS LP
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

Background

References to the “Partnership,” “TLLP,” “we,” “us” and “our” mean Tesoro Logistics LP and its consolidated subsidiaries, unless the context otherwise requires. References to “Tesoro” refer collectively to Tesoro Corporation and any of its subsidiaries other than Tesoro Logistics LP, its subsidiaries and Tesoro Logistics GP, LLC (“General Partner”), its general partner.

Rockies Natural Gas Business Acquisition

On December 2, 2014, pursuant to a definitive membership interest purchase agreement (“the MIPA”), we completed the purchase from QEP Field Services Company (the “QEPFSC”) of all the issued and outstanding membership interests of QEP Field Services, LLC (“QEPFS”), which assets are referred to as the “Rockies Natural Gas Business,” for approximately $2.5 billion in cash, subject to customary post-closing adjustments (the “Rockies Natural Gas Business Acquisition”). Pursuant to the MIPA, we acquired all of the assets and certain liabilities of QEPFS, excluding the Haynesville gathering system, which was retained by QEPFSC (the “QEP Retained Assets”).

West Coast Logistics Assets Acquisition

During the third quarter of 2014, pursuant to a Contribution, Conveyance and Assumption Agreement, we acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) for approximately $270 million, comprised of $243 million in cash and the remaining $27 million from the issuance of equity to the General Partner (which partnership units consisted of the number of general partner units necessary to increase its ownership to 2% and the remainder of which were common units). The acquisition was completed in two phases, which occurred on July 1, 2014 and on September 30, 2014 (“West Coast Logistics Assets Acquisition”).

Pro Forma Financial Information

The unaudited pro forma condensed combined consolidated financial information of the Partnership reflects adjustments to the historical statement of combined consolidated operations (the “Statement of Operations”) of the Partnership to give effect to (i) the Rockies Natural Gas Business Acquisition, (ii) the offering of $1.3 billion aggregate principal amount of new Senior Notes due 2019 and 2022 on October 29, 2014 (“October Debt Offering”) and use of the proceeds from the October Debt Offering to fund a portion of the purchase price of the Rockies Natural Gas Business acquisition and repay $243 million outstanding under our revolving credit agreement which was used to fund the West Coast Logistics Assets Acquisition, (iii) the entering into and borrowings under our amended and restated credit agreement on December 2, 2014 (“New Credit Agreement”) to fund a portion of the purchase price of the Rockies Natural Gas Business Acquisition, (iv) the offering of common units on October 24, 2014, with an aggregate value of $1.3 billion and our General Partner making a capital contribution to acquire general partner units to maintain its current 2% general partner interest in us (“October Equity Offering”), and the use of the net proceeds from the October Equity Offering to fund a portion of the purchase price of the Rockies Natural Gas Business Acquisition, (v) the West Coast Logistics Assets Acquisition and (vi) the payment of fees and expenses in connection with each of the foregoing. These items are collectively referred to as the “Pro Forma Statement of Operations Transactions.”

The pro forma adjustments have been prepared as if the transactions described above had taken place as of January 1, 2014 for the Statement of Operations.

The historical financial information of QEPFSC reflects the business, financial condition and operations of the Rockies Natural Gas Business that we acquired pursuant to the MIPA for the nine months ended September 30, 2014, except that the historical financial information reflects the inclusion of operating results of the QEP Retained Assets. The historical financial information of QEPFSC for the period from October 1, 2014 through December 1, 2014 does not include operating results of the QEP Retained Assets. The following unaudited pro forma condensed combined consolidated financial information reflects adjustments to exclude the QEP Retained Assets for the nine months ended September 30, 2014.

The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of our results of operations had the Pro Forma Statement of Operations Transactions actually occurred on the date assumed, nor is such unaudited pro forma condensed combined consolidated financial information necessarily indicative of the operating results to be expected for any future period.

The pro forma adjustments for the Pro Forma Statement of Operations Transactions are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma condensed combined consolidated financial information provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined consolidated financial information.

The unaudited pro forma condensed combined consolidated financial information and related notes thereto should be read in conjunction with our audited combined consolidated financial statements and related notes thereto for the year ended December 31, 2014, included in our annual report on Form 10-K and the historical financial statements of QEP Field Services Company included in our current reports on Form 8-K filed with the Securities and Exchange Commission on October 20, 2014 and December 8, 2014 and the amendment to our current report on Form 8-K/A filed on December 11, 2014.

The Partnership’s purchase price allocation related to the Rockies Natural Gas Business is pending finalization of a detailed independent valuation study to determine the required estimates of the fair value of the assets acquired and the liabilities assumed. Accordingly, the pro forma adjustments for depreciation and amortization for the Rockies Natural Gas Business Acquisition are preliminary and subject to further adjustments as additional information becomes available and the independent appraisals and other evaluations are finalized. The adjustments can be made to the purchase price allocation through the end of TLLP’s measurement period, which is not to exceed one year from the acquisition date.

TESORO LOGISTICS LP
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED CONSOLIDATED OPERATIONS
Year Ended December 31, 2014

	Tesoro Logistics LP Historical	QEPFSC Historical through 9/30	QEP Retained Assets Pro Forma Adjustments through 9/30	QEPFSC Historical from 10/1 through 12/2	QEPFSC Pro Forma Adjustments		West Coast Logistics Assets Pro Forma Adjustments		Tesoro Logistics LP Pro Forma
	(Dollars in millions except unit and per unit amounts)
REVENUES
Affiliate	$497	$111	$(14)	$38	$(135)	(a)	$14	(h)	$511
Third-party	103	183	—	18	135	(a)	—		439
Total Revenues	600	294	(14)	56	—		14		950
COSTS AND EXPENSES
Operating and maintenance expenses, net	247	103	(4)	20	—		—		366
Depreciation and amortization expenses	77	50	(7)	11	34	(b)	—		165
General and administrative expenses	74	48	(6)	19	(8)	(c)	(2)	(d)	108
					(17)	(d)
Gain on asset disposals and impairments	(4)	—	—	—	—		—		(4)
Total Costs and Expenses	394	201	(17)	50	9		(2)		635
OPERATING INCOME (LOSS)	206	93	3	6	(9)		16		315
Interest and financing costs	(109)	(3)	—	(3)	(80)	(e)	—		(179)
					16	(d)
Equity in earnings of unconsolidated affiliates	1	4	—	1	—		—		6
INCOME (LOSS) BEFORE INCOME TAXES	98	94	3	4	(73)		16		142
Income Taxes	—	(28)	(1)	(1)	30	(f)	—		—
NET INCOME (LOSS)	$98	$66	$2	$3	$(43)		$16		$142
Loss attributable to Predecessor	4	—	—	—	—		(4)	(i)	—
Income attributable to noncontrolling interest	(3)	(18)	—	(4)	—		—		(25)
Net income (loss) attributable to partners	99	48	2	(1)	(43)		12		117
General partner’s interest in net income, including incentive distribution rights	(43)	—	—	—	—		—	(j)	(43)
Limited partners’ interest in net income (loss)	$56	$48	$2	$(1)	$(43)		$12		$74

Net income per limited partner unit:
Common - basic and diluted	$0.96								$0.91
Subordinated - basic and diluted	$0.62								$1.28

Weighted average limited partner units outstanding:
Common units - basic	54,203,508				18,652,055	(g)	183,897	(g)	73,039,460
Common units - diluted	54,249,416				18,652,055	(g)	183,897	(g)	73,085,368
Subordinated - basic and diluted	5,642,220				—		—		5,642,220

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

TESORO LOGISTICS LP
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE A. Pro Forma Adjustments and Assumptions

(a)
Reflects the adjustment to the historical financial results of the Rockies Natural Gas Business to reclassify revenue, from transactions with QEPFSC affiliates as third-party revenue. There were no historical transactions between the Partnership or any of its affiliates and QEPFSC.

(b)
Reflects the adjustment to depreciation and amortization expenses for the assets acquired in the Rockies Natural Gas Business acquisition based upon the preliminary estimated fair value allocated to the acquired property, plant and equipment and the intangible assets for customer relationships. Certain valuations and other studies have yet to commence or progress to a state where there is sufficient information for a definitive measurement, including estimates for property, plant and equipment values, AROs and values for intangible assets. Additionally, we have not yet finalized the related evaluation of the useful lives; accordingly, future amortization of intangible assets related to customer relationships may be revised.

(c)
Reflects an adjustment to remove the accelerated amortization of certain QEPFS deferred costs included in the QEPFSC historical information from October 1, 2014 through December 2, 2014 as a result of the Rockies Natural Gas Business Acquisition.

(d)
Reflects adjustments to remove direct and incremental costs of the Rockies Natural Gas Business Acquisition and West Coast Logistics Assets Acquisition included in TLLP’s general and administrative expenses primarily related to advisory, legal and accounting fees. An adjustment is also included to remove amounts included in interest and financing costs, net for TLLP’s alternative financing arrangement related to the Rockies Natural Gas Business acquisition.

(e)	Reflects adjustments to interest and financing costs for the Rockies Natural Gas Business Acquisition, including:

•interest expense related to the October Debt Offering;

•	amortization of deferred financing costs associated with the New Credit Agreement and the October Debt Offering;

•	the incremental interest on the net increase in borrowings outstanding under the New Credit Agreement; and

•	the incremental increase in commitment fees on the New Credit Agreement as a result of its expansion.

We used a portion of the net proceeds from the October Debt Offering to repay $243 million outstanding under our revolving credit agreement which was used to fund the West Coast Logistics Assets Acquisition. As such, a portion of the interest expense adjustment related to the October Debt Offering includes incremental interest expense for the West Coast Logistics Assets Acquisition. A 0.125% increase or decrease to the assumed interest rate on the borrowings would increase or decrease pro forma interest expense by approximately $2 million on an annual basis.

(f)	Adjustment to remove historical QEPFSC income tax expense as the Partnership is a disregarded entity for federal and state income tax purposes.

(g)
Reflects the impact of the issuance of 23,000,000 common units in connection with the October Equity Offering and 370,843 common units issued to Tesoro in connection with the West Coast Logistics Assets Acquisition on July 1, 2014.

(h)
Reflects recognition of affiliate revenues as if services were provided to Tesoro with respect to the West Coast Logistics Assets prior to July 1, 2014, the acquisition date. Volumes used in the calculation of affiliate revenues are the greater of the West Coast Logistics Assets’ historical volumes or the minimum throughput as indicated by the commercial agreements entered into with Tesoro on July 1, 2014. Fees used in the calculation were based on the contractual terms under the commercial agreements that were entered into with Tesoro at the closing of the West Coast Logistics Assets Acquisition.

(i)	Reflects the adjustment to remove the loss attributable to predecessor based on the pro forma assumption that the acquisition occurred on January 1, 2014.

(j)
Reflects the incremental general partner’s interest in net income as a result of the Pro Forma Statement of Operations Transactions. For purposes of this pro forma condensed combined consolidated financial information, the incremental general partner’s interest in net income for the Pro Forma Statement of Operations Transactions has been included in the West Coast Logistics Assets Pro Forma Adjustments column.

TESORO LOGISTICS LP
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION - (Continued)

NOTE B. Pro Forma Net Income per Unit

In connection with the Rockies Natural Gas Business Acquisition, our general partner will waive its right to receive an aggregate of $10.0 million of general partner distributions with respect to incentive distribution rights during 2015 (pro rata on a quarterly basis). We have not reflected the impact of the general partner waiving its right to these distributions in the pro forma condensed combined consolidated financial information.